                                                                    Exhibit 99.1



                                    For:           Duane Reade Inc.
                                    Approved By:   John Henry
                                                   (212) 273-5746
                                                   SVP - Chief Financial Officer
                                    Contact:       Cara O'Brien/Jack Cohen
                                                   Press: Stacy Roth
                                                   (212) 850-5600
                                                   Morgen-Walke Associates, Inc.

FOR IMMEDIATE RELEASE

          DUANE READE INC. REPORTS RECORD SECOND QUARTER AND FIRST HALF
                           SALES AND EARNINGS RESULTS
  -SECOND QUARTER EARNINGS PER DILUTED SHARE INCREASES 33.3% TO $0.36 ON 20.0%
                                   SALES GAIN-
     -FIRST HALF EARNINGS PER DILUTED SHARE INCREASES 31.6% TO $0.50 ON 20.1%
                                   SALES GAIN-

      New York, New York, July 27, 2001 - Duane Reade Inc. (NYSE: DRD) today reported record sales and earnings for the second quarter ended June 30, 2001.

SECOND QUARTER RESULTS

      Net sales increased 20.0% to $292.3 million, with pharmacy sales increasing 32.5% and contributing 38.6% of total sales. Same store sales increased 8.6% over last year, including a 19.1% increase in pharmacy same store sales and a 3.0% increase in front-end same store sales, representing industry leading levels.

      Net income for the quarter, before a $1.5 million non-cash after-tax extraordinary charge related to the retirement of debt as a result of our recently completed equity offering, increased 45.6% to $7.2 million, or $0.36 per diluted share, compared to $5.0 million, or $0.27 per diluted share, in the same period last year. The second quarter's net earnings were taxed at 43.0% of pre-tax earnings, compared to a 40.2% tax provision in the prior year. Net income after the extraordinary charge amounted to $5.7 million, or $0.28 per diluted share.

      The Company opened seven new stores during the quarter, in line with the number opened in the comparable period last year. As of June 30, 2001 the Company operated a total of 187 stores.

      Commenting on the Company's results, Anthony J. Cuti, Chairman of the Board and Chief Executive Officer, stated, "We are extremely pleased with our strong performance during the second quarter, particularly in light of the overall economic environment coupled with especially challenging industry conditions. We continued to achieve industry leading same store sales growth in both the front-end and pharmacy portions of our business, reflecting the successful execution of our strategies to drive top line growth. Our expansion program continues to progress ahead of schedule, and with 15 new stores opened during the first half of this year and 10 additional stores planned for the third quarter, we are on track to achieve our goal of reaching 200 stores by year-end. In addition, our successful equity offering completed in June has significantly strengthened our balance sheet, enabling us to reduce our annual interest costs by one third and providing us with a healthy foundation to support our future growth."

                                    - more -

      Gross profit margin for the second quarter declined to 24.3% of sales, compared to 24.8% in the comparable period last year. As expected, the decline was primarily attributable to an increased proportion of lower margin pharmacy and third party pharmacy sales during the quarter. Pharmacy margins were further affected by a record allergy season that resulted in higher dispensing rates of low margin branded allergy prescriptions.

      Selling, general & administrative expenses amounted to $43.4 million, or 14.8% of sales, compared to $36.8 million, or 15.1% of sales, in the previous year. The decrease, as a percentage of sales, reflects the leveraging of expenses against maturing and new store sales growth that more than offset increased promotional expenses in support of the store expansion program.

      EBITDA (earnings before interest, taxes, depreciation, amortization and deferred rent) for the quarter increased 17.1% to $28.5 million, or 9.8% of sales, compared to $24.4 million, or 10.0% of sales, in the previous year.

      Operating income increased 21.4% to $20.8 million, or 7.1% of sales, compared to $17.1 million, or 7.0% of sales, in the previous year.

      Interest expenses declined by 8.2% to $8.1 million from $8.8 million last year primarily due to the current year late second quarter repayment of $130.4 million of senior debt from the proceeds of the equity offering.

      Income before taxes for the quarter increased 52.7% to $12.7 million, or $0.63 per diluted share, compared to $8.3 million, or $0.45 per diluted share, in the second quarter last year.

      Income taxes amounted to $5.5 million and reflected an effective rate of 43.0% compared to $3.3 million and an effective rate of 40.2% in the previous year.

      Pre-opening costs for the seven new stores amounted to $0.4 million as compared to $0.4 million for the seven new stores opened in the previous year.

FIRST HALF RESULTS

      Sales for the twenty-six weeks ended June 30, 2001 increased 20.1% to $564.0 million, compared to $469.8 million the previous year. Pharmacy sales increased 31.3% to $214.8 million and represented 38.1% of total sales. Front-end sales increased 14.1% to $349.2 million, compared to $306.2 million in the previous year. During the first half, same store sales increased 8.6%, with same store increases of 18.1% and 3.5% for pharmacy and front-end, respectively.

      Net income, before the extraordinary non-cash charge related to the retirement of debt described above, amounted to $9.9 million, or $0.50 per diluted share, compared to $6.9 million, or $0.38 per diluted share, in the prior year. Net income after the extraordinary charge amounted to $8.4 million, or $0.42 per diluted share.

      Gross profit margin for the 26-week period amounted to $135.9 million, or 24.1% of sales, compared to $115.1 million, or 24.5% of sales, in the previous year, reflecting an increased proportion of lower margin pharmacy sales this year.

      Selling, general & administrative expenses amounted to 15.6% of sales, compared to 15.7% of sales in the previous year reflecting improved efficiencies and leveraging of expenses that more than offset higher promotional costs.


                                    - more -

      EBITDA amounted to $49.6 million, or 8.8% of sales, compared to $43.2 million, or 9.2% of sales, in the prior year.

      Operating income increased 18.2% to $34.0 million, or 6.0% of sales, compared to $28.8 million, or 6.1% of sales, in the previous year.

      Cash flow from operations for the 26-week period amounted to $5.8 million, compared to $7.8 million in the previous year. The decline was attributable to an inventory increase of $27.2 million over the six-month period compared to a significantly smaller $7.4 million increase in the same period last year. The increased inventory investment in the current year was primarily due to higher forward buy inventory that was purchased early in the second quarter, direct buy and distributor purchases of pharmacy products that exceeded the Company's $30.0 million pharmacy consignment cap, and four more new stores opened during the first half of this year compared with the same period in the previous year.

      During the first six months of the year, the Company opened a total of 15 stores, compared to 11 stores in the prior year. Pre-opening expenses amounted to $0.9 million, compared to $0.8 million in the same period last year.

      Mr. Cuti concluded, "We continue to be very encouraged by the strength of our business and are confident that we are well positioned to achieve our goals for the remainder of the year. Despite a continuation of the economic slowdown, our overall earnings outlook remains consistent with previous guidance. With respect to the third quarter, we anticipate revenue increases in the range of 18% to 20% and same store sales growth between 7.5% and 8%, with pharmacy comparable sales expected to increase between 17% and 18% and front-end comparable sales expected to increase between 2% and 2.5%. Our third quarter earnings per diluted share is expected to range from $0.43 to $0.44. Looking to the full year, we anticipate total revenue growth of 16% to 17% over the 53-week fiscal 2000 and continue to expect earnings per diluted share to range between $1.48 and $1.52."

      The Company will hold a conference call on Friday, July 27, 2001 at 10:00AM Eastern Time to discuss its financial results for the second quarter of 2001 and to provide its outlook for the current year. A live web cast of the call will be accessible from the Investor Information section of the Duane Reade web site (http://www.duanereade.com) and the call will be archived on the web site until August 10, 2001. Additionally, a replay of the conference call will be available from 12:00PM Eastern Time on July 27, 2001 until 12:00AM Eastern Time on July 29, 2001. The replay can be accessed by dialing (888) 566-0164.

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, hosiery, greeting cards, photo supplies and photo finishing. As of June 30, 2001, the Company operated 187 stores. Duane Reade maintains a web site at HTTP://WWW.DUANEREADE.COM.

      EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS RELEASE AND THE ACCOMPANYING DISCUSSION ON THE EARNINGS CONFERENCE CALL ARE FORWARD-LOOKING AND MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES, WHICH MAY CAUSE THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM FORECASTED OR EXPECTED RESULTS. THOSE RISKS INCLUDE, AMONG OTHER THINGS, THE COMPETITIVE ENVIRONMENT IN THE DRUGSTORE INDUSTRY IN GENERAL AND IN THE COMPANY'S SPECIFIC MARKET AREA, INFLATION, CHANGES IN COSTS OF GOODS AND SERVICES AND ECONOMIC CONDITIONS IN GENERAL AND IN THE COMPANY'S SPECIFIC MARKET AREA. THOSE AND OTHER RISKS ARE MORE FULLY DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                --TABLES FOLLOW--

                                DUANE READE INC.
                Consolidated Statements of Operations (Unaudited)
                    (In thousands, except per share amounts)

                                                          FOR THE 13 WEEKS ENDED             FOR THE 26 WEEKS ENDED
                                                          ----------------------             ----------------------
                                                          June 30,         June 24,        June 30,          June 24,
                                                            2001             2000            2001              2000
                                                            ----             ----            ----              ----
Net sales                                               $ 292,289         $ 243,549        $ 564,028          $ 469,824
Cost of sales                                             221,184           183,119          428,155            354,747
                                                        ---------        ----------       ----------         ----------

Gross profit                                               71,105            60,430          135,873            115,077
                                                        ---------        ----------       ----------         ----------

Selling, general & administrative expenses                 43,351            36,797           87,897             73,545
Depreciation and amortization                               6,585             6,078           13,059             11,994
Store pre-opening expenses                                    404               447              899                751
                                                        ---------        ----------       ----------         ----------
                                                           50,340            43,322          101,855             86,290
                                                        ---------        ----------       ----------         ----------

Operating income                                           20,765            17,108           34,018             28,787
Interest expense, net                                       8,071             8,796           16,735             17,034
                                                        ---------        ----------       ----------         ----------

Income before income taxes                                 12,694             8,312           17,283             11,753
Income taxes                                                5,456             3,339            7,425              4,854
                                                        ---------        ----------       ----------         ----------
Income before extraordinary charge                          7,238            4,973             9,858              6,899
Extraordinary charge, net of income taxes (1)               1,491                -             1,491                  -
                                                        ---------        ----------       ----------         ----------

Net income                                              $   5,747        $    4,973       $    8,367         $    6,899
                                                        =========        ==========       ==========        ===========

Net Income Per Common Share - Basic (2):

Income before extraordinary charge                      $    0.37        $     0.28       $     0.52         $     0.40
Extraordinary charge, net of income taxes                    0.08                 -             0.08                  -
                                                        ---------        ----------       ----------         ----------
Net income                                              $    0.30        $     0.28       $     0.44         $     0.40
                                                        =========        ==========       ==========        ===========

   Weighted basic average
    common shares outstanding                              19,346            17,506           18,831             17,455
                                                        =========        ==========       ==========        ===========

Net Income Per Common Share - Diluted (2):

Income before extraordinary charge                      $    0.36        $     0.27       $     0.50         $     0.38
Extraordinary charge, net of income taxes                    0.07                 -             0.08                  -
                                                        ---------        ----------       ----------         ----------
Net income                                              $    0.28        $     0.27       $     0.42         $     0.38
                                                        =========        ==========       ==========         ==========

   Weighted diluted average
    common shares outstanding                              20,275            18,334           19,779             18,231
                                                        =========        ==========       ==========         ==========

   Cash basis - Diluted (2) (3)

Income before extraordinary charge                      $    0.45        $     0.38       $     0.69         $     0.58
Extraordinary charge, net of income taxes                    0.07                 -             0.08                  -
                                                        ---------        ----------       ----------         ----------
   Net income                                           $    0.38        $     0.38       $     0.62         $     0.58
                                                        =========        ==========       ==========         ==========

   Weighted diluted average
    common shares outstanding                              20,275            18,334           19,779             18,231
                                                        =========        ==========       ==========         ==========

(1) Extraordinary charge represents the accelerated amortization of deferred financing costs associated with the portion of outstanding term loans retired or to be refinanced as a result of the completed equity offering and related debt refinancing agreements.
(2) Earnings per share amounts are calculated based on the weighted average shares outstanding and may not add due to rounding.
(3) Cash basis earnings equal net income plus tax affected amortization expenses.

                                DUANE READE INC.
                           Consolidated Balance Sheets


                                                          June 30,     December 30,
                                                           2001          2000
                                                           ----          ----
                                                       (Unaudited)

Current Assets
     Cash                                                $   5,277    $     979
     Receivables(1)                                         50,553       48,953
     Inventories                                           199,754      172,568
     Current Portion of Deferred Taxes                      10,347       13,023
     Prepaid Expenses and Other Current Assets               6,790        8,770
                                                         ---------    ---------
       Total Current Assets                                272,721      244,293

Property and Equipment, net                                123,124      107,883
Goodwill, net                                              151,247      152,951
Deferred Taxes                                               6,098        8,852
Other Assets                                                60,104       56,951
                                                         ---------    ---------
       Total Assets                                      $ 613,294    $ 570,930
                                                         =========    =========



Current liabilities
     Accounts Payable                                    $  51,212    $  47,575
     Accrued Expenses                                       25,650       28,224
     Current Portion of Senior Debt and Capital Leases       8,570       14,028
                                                         ---------    ---------
       Total Current Liabilities                            85,432       89,827

Other Liabilities                                           33,935       27,633
Long Term Debt and Capital Leases                          233,203      338,973
                                                         ---------    ---------
       Total Liabilities                                   352,570      456,433
                                                         ---------    ---------

Total Stockholders' Equity                                 260,724      114,497
                                                         ---------    ---------

       Total Liabilities and Stockholders' Equity        $ 613,294    $ 570,930
                                                         =========    =========


(1) Includes Third Party Prescription Plan Receivables of $24,308 and $21,453, respectively.

                                DUANE READE INC.
                                 OPERATING DATA
                             (Dollars in thousands)
                                   (unaudited)

                                                    13 WEEKS ENDED                26 WEEKS ENDED
                                                    --------------                --------------
                                                June 30,       June 24,       June 30,      June 24,
                                                  2001           2000           2001          2000
                                                  ----           ----          ----           ----

EBITDA (1)                                      $ 28,516      $ 24,355        $ 49,634     $  43,200
EBITDA as a percentage of net sales                 9.8%         10.0%            8.8%          9.2%
EBITDA before store pre-opening
   expenses                                     $ 28,920      $ 24,802        $ 50,533     $  43,951
EBITDA before store pre-opening
   expenses as a percentage of net sales            9.9%         10.2%            9.0%          9.4%

Capital expenditures                            $ 12,365      $  6,976        $ 21,428     $  12,764

Same store sales growth                             8.6%          7.3%            8.6%          7.7%
Pharmacy same store sales growth                   19.1%         19.8%           18.1%         20.0%
Pharmacy sales as a % of net sales                 38.6%         35.0%           38.1%         34.8%
Third Party sales as a % of
   pharmacy sales                                  86.6%         84.5%           86.3%         84.1%

Average weekly prescriptions
   filled per store (2)                           1,008            922             994           910

Number of stores at end of period                                                  187           160
Retail square footage at end of period                                       1,340,114     1,165,216
Average store size (sq.ft) at end of period                                      7,166         7,283


(1) Exclusive of deferred rent amortization charges of $1,166 and $2,557 for the 13 and 26 weeks ended 6/30/01 and $1,169 and $2,419 for the 13 and 26 weeks ended 6/24/00, respectively.

(2) Comparative stores only, does not include new stores.



                                       ###